Exhibit 10.1

CHAMBERS STREET PROPERTIES

INCENTIVE BONUS PLAN

1. Purpose. This Incentive Bonus Plan (the “Plan”) is intended to provide an additional incentive for key employees of Chambers Street Properties, a Maryland real estate investment trust (the “Company”) to perform to the best of their abilities, to further the growth, development and financial success of the Company, and to enable the Company to attract and retain highly qualified employees.

2. Participants. Participation in the Plan shall be limited to such employees of the Company and its subsidiaries and affiliates whom the Compensation Committee of the Board of Trustees (the “Committee”) from time to time determines shall be eligible to receive a bonus hereunder (the “Participants”).

3. The Committee. The Plan shall be administered by the Committee, which shall be appointed by the Board. The Committee shall have the discretion and authority to administer and interpret the Plan, including the authority to establish bonus programs under the Plan from time to time containing such terms and conditions as the Committee may determine or deem appropriate in its discretion. The Committee may make such rules and regulations and establish such procedures for the administration of the Plan, as it deems appropriate. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Committee shall be final and binding upon all persons. Unless otherwise expressly provided hereunder, the Committee, with respect to any bonus, may exercise its discretion hereunder at the time of the award or thereafter.

4. Bonus Determinations. A Participant may receive a bonus payment under the Plan with respect to any period(s) of employment or performance established by the Committee and based upon such objective and/or subjective performance criteria as the Committee may determine in its sole discretion (the “Performance Goals”), which may include, without limitation, one or more, individually or in combination, of the following corporate, business and/or individual criteria (which shall be applicable to the organizational level specified by the Committee, including, but not limited to, the Company or a unit, division, group, or subsidiary of the Company): (i) earnings before interest, taxes, depreciation and amortization, (ii) net income (loss) (either before or after interest, taxes, depreciation and/or amortization), (iii) changes in the market price of the shares, (iv) economic value-added, (v) funds from operations or similar measure, (i) sales or revenue, (i) acquisitions or strategic transactions, (vi) increases in revenue, (vii) operating income (loss), (viii) cash flow (including, but not limited to, operating cash flow and free cash flow), (ix) return on capital, assets, equity, or investment, (x) shareholder returns, (xi) return on sales, (xii) gross or net profit levels, (xiii) productivity, (xiv) expense, (xv) margins, (xvi) operating efficiency, (xvii) customer satisfaction, (xviii) working capital, (xix) earnings (loss) per share, (xx) rent growth, (xxi) objectively determinable expense management, (xxii) capital deployment, (xxiii) development milestones, (xxiv) dividend coverage, and (xxv) dispositions and other transactions, any of which may be measured either in absolute terms, or on an incremental basis, on a per share basis, or based on results compared to results of a peer group.

A Performance Goal may be a single goal or a range with a minimum goal up to a maximum goal. Unless otherwise determined by the Committee, the amount of each Participant’s bonus shall be based upon a bonus formula determined by the Committee in its sole discretion that ties such bonus to the attainment of the applicable Performance Goals. The Committee may in its sole discretion modify or change the bonus formulas and/or Performance Goals at any time and from time to time during or upon completion of a performance period.

5. Payment of Bonuses. The payment of bonuses under the Plan shall be made on any date or dates determined by the Committee and shall be subject to such terms and conditions as may be determined by the Committee in its sole discretion. Unless otherwise determined by the Committee, a Participant must be an active employee of the Company or its subsidiaries or affiliates and in good standing as of the date on which the bonus is paid in order to be entitled to receive such bonus. If a Participant dies or a Participant’s employment is terminated for any reason prior to the payment of his or her bonus, the payment of any bonus (and in the case of death, the person or persons to whom such payment shall be made) shall be determined at the sole discretion of the Company.

Any bonus that becomes payable under the Plan may be paid in the form of cash, shares of the Company’s common shares or a combination of both, as determined by the Committee in its sole discretion. To the extent that the Committee determines to pay a bonus in the form of common shares of beneficial interest, par value $0.01 per share, of the Company, such shares shall be awarded under the Company’s 2013 Equity Incentive Plan, as amended from time to time, and shall be subject to the terms and conditions thereof.

Bonus payments are not intended to constitute a deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and are intended to satisfy the “short-term deferral” exemption under Section 409A of the Code and the Treasury Regulations issued thereunder. Accordingly, to the extent necessary to cause bonus payments hereunder to satisfy the “short-term deferral” exemption under Section 409A of the Code and the Treasury Regulations issued thereunder, a bonus payment shall be made not later than the later (a) the fifteenth day of the third month following the Participant’s first taxable year in which the bonus payment is no longer subject to a substantial risk of forfeiture, or (b) the fifteenth day of the third month following the Company’s first taxable year in which the bonus payment is no longer subject to a substantial risk of forfeiture. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any bonus may be subject to Section 409A of the Code, the Committee may adopt such amendment to the Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Committee determines are necessary or appropriate, without the consent of the Participant, to (1) exempt the bonus from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the bonus or (2) comply with the requirements of Section 409A of the Code.

6. Programs. The Committee may from time to time in its sole discretion adopt a program or programs (the “Programs”) relating to the administration of the Plan, the selection of Performance Goals and/or the determination and payment of bonuses hereunder. The Committee may modify, suspend, terminate or supersede the Programs at any time in its sole discretion. Although the Programs will be generally consistent with the terms and conditions of the Plan, in the event of a conflict between the Programs and the Plan, the Programs will govern.

7. Amendment, Suspension and Termination. The Board may amend, suspend or terminate the Plan at any time as it shall deem advisable in its sole discretion. Any amendments to the Plan shall require shareholder approval only to the extent required by Section 162(m) of the Code or other applicable law, rule or regulation.

8. Tax Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding determined by the Committee to be required by law.

9. Miscellaneous.

(a) Nothing in the Plan or in any grant made pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Company or its subsidiaries or interfere in any way with the right of the Company or its subsidiaries and its shareholders to terminate the individual’s employment or other service at any time.

(b) In no event shall the Company be obligated to pay to any Participant a bonus for any period by reason of the Company’s payment of a bonus to such Participant in any other period, or by reason of the Company’s payment of a bonus to any other Participant or Participants in such period or in any other period. Nothing contained in this Plan shall confer upon any person any claim or right to any payments hereunder. Such payments shall be made at the sole discretion of the Committee.

(c) Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company or its subsidiaries, or their officers or the Committee, on the one hand, and the Participant, the Company, its Subsidiaries or any other person or entity, on the other. No Participant shall have any claim to be granted any bonus under the Plan. Neither the Company, its affiliates nor the Committee is obligated to treat Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Participants who receive bonuses (whether or not such Participants are similarly situated).

(d) Any and all payments hereunder to any Participant under the Plan shall be made from the general funds of the Company (or, if applicable, its subsidiaries), no special or separate fund shall be established or other segregation of assets made to assure such payments; provided, however, that the Company may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The obligations of the Company under the Plan are unsecured and constitute a mere promise by the Company to make benefit payments in the future and, to the extent that any person acquires a right to receive payments under the Plan from the Company, such right shall be no greater than the right of a general unsecured creditor of the Company. (If any affiliate of the Company is or is made responsible with respect to any bonus, the foregoing sentence shall apply with respect to such affiliate.)

(e) All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Participant, shall be delivered personally, sent by facsimile transmission or mailed to the Participant at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 9(e).

(f) No member of the Board or the Committee shall be liable for any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, including any exercise of discretion, except to the extent required by law. The Company shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, to the maximum extent permitted by law.

(g) The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

(h) THE PLAN AND ALL AWARD AGREEMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

(i) If any provision of this Plan is held to be illegal or invalid for any reason, that illegality or invalidity shall not affect the remaining portions of this Plan, but such provision shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included in this Plan. Such an illegal or invalid provision shall be replaced by a revised provision that most nearly comports to the substance of the illegal or invalid provision. If any of the terms or provisions of this Plan conflict with the requirements of all applicable laws and regulations, those conflicting terms or provisions shall be deemed inoperative to the extent they conflict with any applicable laws or regulations.

(j) Each bonus granted under the Plan shall be nontransferable by the Participant except by will or the laws of descent and distribution of the State wherein the Participant is domiciled at the time of his death; provided, however, that the Committee may permit other transfers, where the Committee concludes that such transferability (i) does not result in accelerated U.S. federal income taxation, and (ii) is otherwise appropriate and desirable.

(k) Notwithstanding any provisions in this Plan to the contrary, to the extent required by (i) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and/or (ii) any policy that may be adopted by the Company, the shares or cash paid or payable pursuant to this Plan shall be subject to clawback to the extent necessary to comply with such law(s) and/or policy, which clawback may include forfeiture of the shares and/or repayment of amounts paid or payable pursuant to this Plan.

(l) No payment or benefit under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or its Subsidiaries or other affiliates unless provided otherwise in such other plan. Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.